                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13D-1(b), (c), AND (d)
                             AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                               (Amendment No. 1)(1)


                                 ChemFirst Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, par value $1
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   16361A106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Not Applicable
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


       / /   Rule 13d-1(b)

       /X/   Rule 13d-1(c)

       / /   Rule 13d-1(d)


---------------------------
(1) The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).


CUSIP No.   16361A106                                                                           Page 2 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital Partners, LLC

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             OO

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 3 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital Offshore Master Fund (U.S. Dollar), L.P.

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           6        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(1)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             PN

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 4 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital I, L.P.

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             PN

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 5 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             K Capital II, L.P.

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             PN

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 6 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Harwich Capital Partners, LLC

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             OO

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 7 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas Knott

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             IN

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 8 of 15 Pages
          -------------                                                                              -    --
------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Abner Kurtin

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY



------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

-------------------------- -------- ----------------------------------------------------------------------------------
    NUMBER OF              0        SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      0
  OWNED BY EACH
    REPORTING
   PERSON WITH

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED VOTING POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SOLE DISPOSITIVE POWER

                                    0

-------------------------- -------- ----------------------------------------------------------------------------------
                           0        SHARED DISPOSITIVE POWER

                                    0

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             Not Applicable

------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)

             IN

------------ ---------------------------------------------------------------------------------------------------------



CUSIP No.   16361A106                                                                           Page 9 of 15 Pages
          -------------                                                                              -    --



ITEM 1(a).    NAME OF ISSUER:

              ChemFirst Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              700 North Street
              P.O. Box 3095
              Jackson, Mississippi 39202-3095

ITEM 2(a).    NAME OF PERSON(S) FILING:

              K Capital Partners, LLC (General Partner)
              K Capital I, L.P. (Limited Partnership)
              K Capital II, L.P. (Limited Partnership)
              K Capital Offshore Master Fund (U.S. Dollar), L.P. (Limited Partnership)
              Harwich Capital Partners, LLC (Managing Member of General Partner)
              Thomas Knott (Managing Member)
              Abner Kurtin (Managing Member)

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Each of the above Reporting Persons (except K Capital Offshore Master Fund (U.S.
              Dollar), L.P.) have their business address at:

                        75 Park Plaza
                        Boston, MA  02116

              K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. HAS A REGISTERED ADDRESS AT THE
              OFFICES OF:

                        Walkers Attorneys at Law
                        Walker House
                        P.O. Box 265
                        Georgetown
                        Grand Cayman, Cayman Islands

ITEM 2(c).    CITIZENSHIP:

              Mr. Knott and Mr. Kurtin are United States Citizens. K Capital Partners, LLC,
              K Capital I, L.P., K Capital II, L.P. and Harwich Capital Partners, LLC were incorporated in Delaware. K Capital Offshore Master Fund (U.S. Dollar), L.P.
              was incorporated in the Cayman Islands.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $1

ITEM 2(e).    CUSIP NUMBER:

              CUSIP No. 16361A106


CUSIP No.   16361A106                                                                           Page 10 of 15 Pages
          -------------                                                                              --    --


ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK
              WHETHER THE PERSON FILING IS A:

              Not Applicable

ITEM 4.       OWNERSHIP

              As of December 31, 2001, the Partnerships may be deemed to beneficially own
              0 shares of common stock of ChemFirst Inc. Based upon their being 14,020,269 shares of Common Stock outstanding, the shares of Common Stock which the
              Partnerships may be deemed to beneficially own represents 0% of the outstanding shares of Common Stock of ChemFirst Inc.

              (a.)     Amount Beneficially Owned:
                       i.      K Capital Partners, LLC: 0
                       ii.     K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                       iii.    K Capital I, L.P.: 0
                       iv.     K Capital II, L.P.: 0
                       v.      Harwich Capital Partners, LLC: 0
                       vi.     Thomas Knott: 0
                       vii.    Abner Kurtin: 0

              (b.)     Percent of Class:
                       i.      K Capital Partners, LLC: 0
                       ii.     K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                       iii.    K Capital I, L.P.: 0
                       iv.     K Capital II, L.P.: 0
                       v.      Harwich Capital Partners, LLC: 0
                       vi.     Thomas Knott: 0
                       vii.    Abner Kurtin: 0

              (c.)     Number of Shares as to which the person has:

                       i.      Shared power to vote or to direct the vote:

                               1.    K Capital Partners, LLC: 0
                               2.    K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                               3.    K Capital I, L.P.: 0
                               4.    K Capital II, L.P.: 0
                               5.    Harwich Capital Partners, LLC: 0
                               6.    Thomas Knott: 0
                               7.    Abner Kurtin: 0

                       ii.     Shared power to vote or to direct the vote:

                               1.    K Capital Partners, LLC: 0
                               2.    K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                               3.    K Capital I, L.P.: 0
                               4.    K Capital II, L.P.: 0
                               5.    Harwich Capital Partners, LLC: 0
                               6.    Thomas Knott: 0
                               7.    Abner Kurtin: 0

                       iii.    Sole power to dispose of or direct the disposition of:

                               1.    K Capital Partners, LLC: 0
                               2.    K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                               3.    K Capital I, L.P.: 0
                               4.    K Capital II, L.P.: 0
                               5.    Harwich Capital Partners, LLC: 0


CUSIP No.   16361A106                                                                           Page 11 of 15 Pages
          -------------                                                                              --    --


                               6.    Thomas Knott: 0
                               7.    Abner Kurtin: 0

                       iv.     Shared power to dispose or to direct the disposition of:

                               1.    K Capital Partners, LLC: 0
                               2.    K Capital Offshore Master Fund (U.S. Dollar), L.P.: 0
                               3.    K Capital I, L.P.: 0
                               4.    K Capital II, L.P.: 0
                               5.    Harwich Capital Partners, LLC: 0
                               6.    Thomas Knott: 0
                               7.    Abner Kurtin: 0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [X]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
              BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

ITEM 10.      CERTIFICATION:

              By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.


CUSIP No.   16361A106                                                                           Page 12 of 15 Pages
          -------------                                                                              --    --


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         EXECUTED as a sealed instrument this 12th day of February, 2002.

                                                     K Capital I, L.P.


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              K Capital Partners, LLC, General Partner
                                                              By:      Harwich Capital Partners LLC,
                                                              Its:     Managing Member,
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     K Capital II, L.P.


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              K Capital Partners, LLC, General Partner
                                                              By:      Harwich Capital Partners LLC,
                                                              Its:     Managing Member,
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     K Capital Offshore Master Fund (U.S. Dollar), L.P.


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              K Capital Partners, LLC, General Partner
                                                              By:      Harwich Capital Partners LLC,
                                                              Its:     Managing Member,
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     K Capital Partners, LLC


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              Harwich Capital Partners, LLC, Managing Member
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     Harwich Capital Partners, LLC


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              Robert T. Needham,
                                                              Its:     Chief Adminstrative Officer


CUSIP No.   16361A106                                                                           Page 13 of 15 Pages
          -------------                                                                              --    --


                                                     /s/ Thomas Knott
                                                     --------------------------
                                                     Thomas Knott


                                                     /s/ Abner Kurtin
                                                     --------------------------
                                                     Abner Kurtin


CUSIP No.   16361A106                                                                           Page 14 of 15 Pages
          -------------                                                                              --    --


                                                                       Exhibit 1



                                    AGREEMENT

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of ChemFirst
Inc.

         EXECUTED as a sealed instrument this 12th day of February, 2002.

                                                     K Capital I, L.P.


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              K Capital Partners, LLC, General Partner
                                                              By:      Harwich Capital Partners LLC,
                                                              Its:     Managing Member,
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     K Capital II, L.P.


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              K Capital Partners, LLC, General Partner
                                                              By:      Harwich Capital Partners LLC,
                                                              Its:     Managing Member,
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     K Capital Offshore Master Fund (U.S. Dollar), L.P.


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              K Capital Partners, LLC, General Partner
                                                              By:      Harwich Capital Partners LLC,
                                                              Its:     Managing Member,
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer


                                                     K Capital Partners, LLC


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              Harwich Capital Partners, LLC, Managing Member
                                                              By:      Robert T. Needham,
                                                              Its:     Chief Administrative Officer



CUSIP No.   16361A106                                                                           Page 15 of 15 Pages
          -------------                                                                              --    --


                                                     Harwich Capital Partners, LLC


                                                     By:      /s/ Robert T. Needham
                                                              --------------------------
                                                              Robert T. Needham,
                                                              Its:     Chief Adminstrative Officer


                                                     /s/ Thomas Knott
                                                     --------------------------
                                                     Thomas Knott


                                                     /s/ Abner Kurtin
                                                     --------------------------
                                                     Abner Kurtin
